EXHIBIT 99.1

News Release

Arik Hill Joins Ontrak as Chief Information Officer

Former Accenture and KPMG Healthcare Expert
Brings Proven Leadership Experience
In Behavioral Health Digital Transformation

Santa Monica, CA – August 12, 2021 Ontrak, Inc (NASDAQ: OTRK) (“Ontrak” or the “Company”), a leading AI-powered and telehealth-enabled healthcare company, today announced the appointment of Arik Hill as Ontrak’s first Chief Information Officer, effective August 30, 2021. Mr. Hill will report to Jonathan Mayhew, CEO, who joined Ontrak from CVS Health earlier this year.

“As Chief Information Officer at The New York Foundling, a fast growing organization that collaborates with over 250,000 behavioral healthcare partners across the country, Arik led the development of digital platforms and applications that leveraged AI and cutting edge technologies for value-based care, population health and the exchange of actionable insights with critical stakeholders,” said Jonathan Mayhew, Ontrak CEO. “I’m very pleased that Arik will be joining the Ontrak leadership team at a time when we are making significant investments in the technology infrastructure required to support our enhanced care pathways, new product roadmap, market-leading engagement capabilities, and integration of interventions with key partners. In his new role, Arik will be responsible for technology architecture, engineering, data management, data science and analytics.”

Mr. Hill stated, “Ontrak has been a pioneer in engaging individuals whose complex behavioral health conditions and chronic disease too often leave them feeling lost and unseen. I believe that it’s the blend of digital technology and high touch experienced care that really changes lives, and I look forward very much to working with the talented team at Ontrak to drive innovation for health plan customers, employers, providers and members.”

As Chief Information Officer at The New York Foundling, Hill set the strategic direction for infrastructure development that supported exponential growth and integrated emerging technologies into innovative new digital solutions. Previously he was Vice President of Customer Success at HealthEdge Software, where he was responsible for cloud technology and software engineering that improved customer experiences for their Software As A Service (SAAS) customer base of 26 million consumers. Prior to joining HealthEdge Software, Hill was Chief Information Officer and Vice President of Information Technology Services at FirstCare Health Plans where he had enterprise responsibility for ensuring the effective, efficient and secure operation of all technology-enabled services. Previously, as a consulting engagement manager at Accenture and KPMG, Hill led multiple business process design and reengineering programs for telecommunications and healthcare customers. He was also a contributing author of the Global Program Methodology for KPMG International and the United States Department of Defense.

About Ontrak, Inc.
Ontrak, Inc. (f/k/a Catasys, Inc.) is a leading AI and telehealth-enabled healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. Ontrak identifies, engages, activates and provides care pathways to treatment for the most vulnerable members of the behavioral health population who would otherwise fall through the cracks of the healthcare system. We engage individuals with anxiety, depression, substance use disorder and chronic disease through personalized care coaching and customized care pathways that help them receive the treatment and advocacy they need, despite the socio-economic, medical and health system barriers that exacerbate the severity of their comorbid illnesses. The company’s integrated intervention platform uses AI, predictive analytics and digital interfaces combined with dozens of care coach engagements to deliver improved member health, better healthcare system utilization, and durable outcomes and savings to healthcare payors.

Learn more at www.ontrakhealth.com

Investors:
Caroline Paul
Gilmartin Group
investors@ontrak-inc.com

Cautionary Note Regarding Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. Forward looking statements may include statements regarding our proprietary IP and technological innovation allowing us to identify, engage, and create lasting behavior change in the lives of those with unaddressed behavioral health conditions and chronic disease. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.